EXHIBIT 99.1

Life Care Medical Devices Expands into Middle East with Signing of Exclusive Agreement with Malesa MD&D in Saudi Arabia for the Distribution of its Proprietary Keyhole Cup® Laparoscopic Access Device

-Malesa is a leading medical device distributer in Saudi Arabia and supports LCMD’s market expansion strategy-

-First entry into Middle East represents significant opportunity in large, well established and growing medical device market-

New York, NY, July 22, 2013 – Life Care Medical Devices Ltd., (OTC BB: LCMD), a medical device company today announced that the Company signed an exclusive agreement with Malesa MD&D for the distribution of the Company’s Keyhole Cup® Laparoscopic Access Device for the Kingdom of Saudi Arabia.

Malesa MD&D is a leading healthcare and consumer goods provider. In 2010, the Company grew into a distributor of medical stocking and consumer goods. Malesa’s vision is to be recognized as the best distributor in Saudi Arabia and the Middle East.

Life Care Medical Devices’ lead development and commercialization program is its proprietary, innovative Keyhole Cup® Laparoscopic Access Device for use in laparoscopic surgery. Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access and provide the surgeon a method for rapid, consistent, and safe access to the abdominal region.

Glenn Foley, Life Care Medical Devices Ltd.’s Chief Executive Officer stated, “We are pleased to be working with Malesa and look forward to collaborating closely with the Company to access prominent medical centers in Saudi Arabia. Our first entry into the Middle East to distribute our Keyhole Cup device with Saudi Arabia’s leading medical device distributor represents a tremendous opportunity for LCMD given Saudi Arabia’s sophisticated healthcare system and well established and growing medical device market.”

Foley concluded, “Our goal is to continue to extend our reach on a global basis by raising awareness of our proprietary Keyhole Cup device among leading surgeons, securing additional distribution agreements with partners in key medical device markets and ultimately establishing Keyhole Cup as the new standard of care in laparoscopic access.”

About KeyHole Cup® Laparoscopic Access Device

In laparoscopic surgery the alternative methods of gaining access to the abdominal cavity have developed as a form of risk mitigation to injury from the Veress needle access technique, such as the Scandinavian and the Hassan methods which involve scalpel induced surgical openings that add additional time and steps relative to the Veress approach.

Keyhole Cup addresses a critical need in the laparoscopic surgery market (one of the largest medical procedure markets) and was developed to advance the standard of care for laparoscopic access. The KeyHole Cup device is a proprietary laparoscopic surgery access device. The device is a domed shaped technology that utilizes negative pressure to raise the anterior abdominal wall for rapid and safe access of the abdomen by surgical instruments.

The use of the KeyHole Cup should in fact increase the use of the Veress needle approach since it removes many of the inadvertent injuries. LCMD is developing a platform of devices designed to make the laparoscopic surgery procedure safer and more efficient and allow the surgeon to control all phases of the procedure.

About Malesa MD&D

Malesa MD&D is a leading healthcare and consumer goods provider, responding to the growing needs of the Saudi community. Core activities are import, distribution and marketing of medical and consumer products, for Saudi Arabia and in the future the Middle East. Malesa serves some of the world’s leading companies through various agreements, partnerships and joint ventures.

About Life Care Medical Devices Limited

Life Care Medical Devices Limited (“LCMD”) was founded to establish a medical device operating entity for the production and distribution of medical device technologies. LCMD’s lead product in its pipeline, the KeyHole Cup, is a proprietary device now available for use in laparoscopic surgery. Laparoscopic surgery is the second largest medical segment worldwide with 45 million procedures performed globally and a 10% organic year-on-year growth. As a surgical access device, the KeyHole Cup can be utilized in every laparoscopic procedure.

LCMD’s proprietary product platforms are being developed to serve large sub-segments of health care. The two initial platforms for market cover laparoscopic surgery (KeyHole Cup) and pain management (Epios).

Please Note: This release may contain forward-looking statements regarding our prospective performance.  Forward-looking statements are based on certain assumptions and describe future plans, strategies, and expectations of our company. Accordingly, actual results may differ materially from anticipated results. Some of the factors that could cause our actual results to differ from our expectations include, without limitation: the ability to receive FDA and foreign regulatory approvals for our product candidates, including the Keyhole Cup Laparoscopic Access Device; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including the Keyhole Cup Laparoscopic Access Device; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to enter into and maintain collaborations with third parties for the development and commercialization of our products, including the Keyhole Cup Laparoscopic Access Device; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to retain and hire necessary employees and to staff our operations appropriately; and our dependence on the success of the Keyhole Cup Laparoscopic Access Device.  The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

SOURCE: Life Care Medical Devices Ltd.

CONTACT:

Investors and Media:

Jenene Thomas

Investor Relations + Corporate Communications Advisor

Thomas@lifecmed.com

+1 908-938-1475

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